THE PERKIN-ELMER CORPORATION

              1996 EMPLOYEE STOCK PURCHASE PLAN


1.   Purpose of the Plan.

      The purpose of The Perkin-Elmer Corporation 1996 Employee Stock Purchase Plan (the "Plan") is to provide an incentive for Eligible Employees to continue to devote their best efforts to the success of the Corporation, and to afford such employees an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Corporation through ownership of its Common Stock acquired in a convenient fashion.


2.   Definitions.

      As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

      2.1 "Act" means the Securities Exchange Act of 1934, as amended from time to time.

      2.2 "Board of Directors" means the Board of Directors of the Corporation.

     2.3 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

       2.4    "Committee"  means  the  Management  Resources
Committee of the Board of Directors, or any successor thereto or committee designated thereby.

      2.5   "Common Stock" means the common stock, par value
$1.00 per share, of the Corporation.

      2.6 "Compensation" means the rate of salary in effect for an Eligible Employee on a Date of Offering. For employees paid a salary plus sales commission, "Compensation" means the rate of salary in effect on a Date of Offering plus an estimate, determined by the Corporation, of the sales commission for the ensuing year.

      2.7 "Corporation" means The Perkin-Elmer Corporation and such of its Subsidiaries existing as of the effective date of the Plan or thereafter acquired as may be designated from time to time by the Board of Directors.


     2.8 "Date of Offering" means the date within the first fifteen (15) days of January of each year of the Plan as specified by the Committee for any offering made under the Plan.


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      2.9   "Eligible Employee" means any person who  is  an
employee of the Corporation on a Date of Offering during the term of the Plan. Directors of the Corporation who are not officers and any employee who, immediately after the grant of an option hereunder, would own (within the meaning of Section 424(d) of the Code) Common Stock (including stock which such employee may purchase under outstanding options) possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Corporation or of a Subsidiary, shall be ineligible to participate in the Plan.

      2.10 "Fair Market Value" means the simple average of the high and low sales prices of a share of Common Stock as reported in the report of composite transactions (or other source designated by the Committee) on the date on which fair market value is to be determined (or if there shall be no trading on such date, then on the first previous date on which sales were made on a national securities exchange).

      2.11 "Offering Price" means the lower of (a) 85% of the Fair Market Value of a share of Common Stock on the applicable Date of Offering, and (b) 85% of the Fair Market Value of a share of Common Stock on the last day of the applicable Purchase Period.

       2.12   "Participating  Employee"  means  an  Eligible
Employee who has accepted all or any part of an option to purchase shares of Common Stock under an offering pursuant to Section 7 hereof.

     2.13 "Purchase Period" means, as to any offering under the Plan, a period of one (1) year commencing on the Date of Offering.

      2.14 "Subsidiary" means any corporation in respect of which the Corporation owns, directly or indirectly, more than 50% of the total combined voting power of all classes of stock issued by such corporation.


3.   Shares Reserved for the Plan.

       The aggregate number of shares of Common Stock available for issuance under the Plan is Six Hundred Thousand (600,000), subject to adjustment in accordance with
Section 16 hereof. Shares of Common Stock issued under the Plan shall be authorized but unissued shares. In lieu of such unissued shares, the Corporation may, in its discretion, deliver treasury shares, reacquired shares, or shares acquired in the market for purposes of the Plan.


      If any option granted under the Plan shall for any reason terminate, be canceled, or expire without having been exercised, shares of Common Stock not issued under such option shall be available again for issuance under the Plan.

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4.   Administration of the Plan.

      The  Committee  shall have plenary  authority  in  its
discretion, but subject to the express provisions of the Plan, to administer the Plan. The Committee shall also have plenary authority in its discretion to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make any and all other determinations and take any and all actions deemed necessary or advisable for the administration of the Plan. The Committee's determination on the foregoing matters shall be conclusive and binding on all persons having an interest in the Plan.


5.   Offerings.

      Subject to the terms and conditions of the Plan, the Corporation may make an annual offering to Eligible Employees to purchase shares of Common Stock under the Plan during each of the three calendar years commencing January 1, 1997. The terms and conditions of each such offering shall be determined by the Committee and shall include the Date of Offering and the aggregate number of shares of Common Stock that may be purchased in such offering.


6.    Amount  of  Common  Stock Each Eligible  Employee  May
Purchase.

      6.1 Amount of Purchase. Subject to the terms of the Plan, and as to each offering made hereunder, each Eligible Employee shall be offered an option to purchase that number of whole shares of Common Stock equal to (a) the total amount accumulated in such Eligible Employee's account established pursuant to Section 8 hereof with respect to such offering as of the last day of the applicable Purchase Period divided by (b) the Offering Price.

      6.2 Limitations on Purchases. No Eligible Employee shall be granted an option to purchase shares of Common
Stock under all employee stock purchase plans (to which Section 423 of the Code is applicable) of the Corporation and its subsidiaries at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined as of the date of grant of such option) for each calendar year during which any option granted to such individual under any such plan is outstanding at any time.



7.   Method of Participation.

      7.1 Notice of Offering. The Committee shall give notice to each Eligible Employee of each offering under the Plan and the terms and conditions of such offering.

      7.2   Election  by Eligible Employees.  Each  Eligible
Employee who desires to accept all or any part of the option to purchase shares of Common Stock under an offering


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shall signify his or her election to do so in the form and manner prescribed  by  the Committee.  Each such Eligible  Employee
shall   also  authorize  the  Corporation  to  make  payroll
deductions in accordance with Section 8 hereof to cover the aggregate purchase price of those shares in respect of which he or she has elected to accept an option. Such election and authorization shall continue in effect unless and until such Eligible Employee withdraws from the Plan or terminates employment with the Corporation, as hereinafter provided.


8.   Payroll Deductions.

      8.1  Payroll Deductions.  Subject to the provisions of
Section 8.2, each Participating Employee shall authorize the Corporation, in the form and manner prescribed by the Committee, to make payroll deductions equal to any whole percentage of such Eligible Employee's Compensation up to a maximum of 10% to cover the aggregate purchase price of those shares in respect of which he or she has elected to accept an option. Payroll deductions shall be deducted from such Participating Employee's compensation through weekly or bi-weekly payroll deductions, as applicable, in substantially equal installments and shall commence as soon as practicable following the applicable Date of Offering and shall continue for a period of one (1) year thereafter. A separate bookkeeping account shall be maintained by the Corporation for each Participating Employee, and the amount of each Participating Employee's payroll deductions shall be credited to such account.

      8.2 Adjustments to Payroll Deductions. In the event that the payroll deductions authorized by a Participating Employee pursuant to Section 8.1 would, as of the Date of Offering, result in the purchase of a fractional share (assuming an Offering Price equal to 85% of the Fair Market Value of a share of Common Stock on such Date of Offering), such payroll deductions shall be increased such that the number of shares which would be purchased by such payroll deductions as of the Date of Offering would be increased to the next whole number. In the event that such payroll deductions when combined with the payroll deductions of all other Participating Employees would, as of the Date of Offering, result in the purchase of an aggregate number of shares in excess of the number of shares of Common Stock specified by the Committee for such offering (assuming an Offering Price equal to 85% of the Fair Market Value of a share of Common Stock on such Date of Offering), such payroll deductions shall be decreased such that the number
of   shares  which  would  be  purchased  by  such   payroll
deductions as of the Date of Offering would not exceed such Participating Employee's pro rata share of the total numberof shares specified for such offering (determined in a manner consistent with Section 9.2).

      8.3 Conflicts with Law. If any law, rule, or regulation applicable to any Eligible Employee prohibits the use of payroll deductions for purposes of the Plan, or if such deductions impair or hinder the operation of the Plan, an alternative method of payment approved by the Committee may be substituted for such Eligible Employee.


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9.   Exercise of Option and Purchase of Shares.

      9.1 Exercise of Option. Unless a Participating Employee has subsequently withdrawn from the offering pursuant to Section 12 hereof, such Participating Employee's option shall be deemed to have been automatically exercised as of the last day of the applicable Purchase Period and become on such date an irrevocable obligation to purchase shares of Common Stock in accordance with the provisions of the Plan. The number of whole shares of Common Stock so purchased by each such Participating Employee shall be determined by dividing (a) the amount accumulated in such Participating Employee's account by payroll deductions with respect to the offering by (b) the Offering Price, rounded down to a whole number of shares. Any amount remaining in the account of a Participating Employee shall be refunded in cash to such Participating Employee, without interest.

     9.2 Oversubscription. In the event that, with respect to any offering hereunder, Participating Employees become entitled to purchase more shares of Common Stock than the number of shares of Common Stock specified by the Committee for such offering, the Committee shall apportion the aggregate shares of Common Stock available for purchase under the offering among Participating Employees on a pro rata basis in accordance with the number of shares of Common Stock actually subscribed for by each such Participating Employee, and any amount remaining in the accounts of Participating Employees shall be refunded in cash, without interest.


10.       Issuance of Certificates.

      As soon as practicable following the exercise of options by Participating Employees pursuant to Section 9 hereof, the Corporation shall issue certificates to each such Participating Employee for the number of whole shares of Common Stock purchased by such Participating Employee.


11.       Rights as a Shareholder.

      No Participating Employee shall be entitled to any rights or privileges of a shareholder of the Corporation, including the right to receive any dividends which may be declared on shares of Common Stock, until such time as the full purchase price of such Participating Employee's shares has been paid and shares have been issued to such Participating Employee.


12.       Withdrawals.

      12.1 Right to Withdrawal. At any time prior to the end of the Purchase Period with respect to any offering, a Participating Employee may, by filing an appropriate notice

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with  the Committee, direct the Corporation to (a)  make  no further deductions from his or her Compensation with respect to such offering, or (b) cancel his or her entire option
under such offering.  Such notice shall be irrevocable.   As
soon as practicable following receipt of such notice, the Corporation shall cease all payroll deductions with respect
to  such  offering by such Participating Employee.   If  the
employee   has   directed   that   payroll   deductions   be
discontinued, any sums theretofore deducted in respect of the offering shall, subject to the provisions of Section 13 hereof, be retained by the Corporation until the end of the applicable Purchase Period, at which time there shall be issued to the employee that number of whole shares which can be purchased with the sum deducted, and any remaining balance of the sum shall be paid to such employee in cash, without interest. If the employee has directed that his or her option be canceled, the Corporation shall, as soon as practicable following receipt of such notice, refund in cash, without interest, all amounts credited to the account of such employee with respect to the applicable offering.

      12.2 Waiver of Withdrawal Right. Notwithstanding the provisions of Section 12.1 above, a Participating Employee may, at any time prior to the expiration of any Purchase Period, irrevocably elect to waive both the right to direct the Corporation to make no further deductions from such Participating Employee's Compensation with respect to any option granted hereunder and the right to cancel the entire option, which election shall be made by the filing of an appropriate notice to such effect with the Committee. Upon the filing of such a notice, such Participating Employee shall be irrevocably obligated to purchase all of the shares of Common Stock covered by the option to which such notice relates.


13.  Termination of Employment.

      13.1 Death, Disability, or Retirement. In the event that the employment of a Participating Employee is terminated within three (3) months prior to the end of a Purchase Period because of total and permanent disability or retirement, or at any time within a Purchase Period because of death, such Participating Employee or his or her legal representative, as applicable, may either:

            (a) cancel his or her entire option with respect to such offering, in which event the Corporation shall, as soon as practicable thereafter,
      refund   in   cash, without  interest,  all   amounts
      credited to such Participating Employee's account with respect to such offering; or

            (b) elect to receive at the conclusion of the applicable Purchase Period that number of whole shares of Common Stock which such Participating Employee's payroll deductions actually made are sufficient to purchase, plus the balance of such payroll deductions, if any, in cash, without interest.

      13.2   Election.   The  election  of  a  Participating
Employee or his or her legal representative, as applicable, pursuant to Section 13.1 above, shall be made within three


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(3)   months  of  the  event  causing  the  termination   of
employment. Notification of the election shall be filed in the form and manner prescribed by the Committee and, in the event that no notification has been filed within the prescribed period, the Corporation shall act in accordance with Section 13.1(a) above.

      13.3   Other Termination of Employment.  In the  event
that   the   employment  of  a  Participating  Employee   is
terminated  for  any  reason other than those  specified  in
Section 13.1 above, or if such employment is terminated more than three (3) months prior to the end of a Purchase Period because of total and permanent disability or retirement, the Corporation shall, as soon as practicable thereafter, refund in cash, without interest, all amounts credited to such Participating Employee's accounts under all applicable offerings under the Plan.

      13.4 Temporary Absence. In the event that the payroll deductions of a Participating Employee are temporarily discontinued because of leave of absence, temporary disability, or other similar reasons, then the number of shares of Common Stock subject to purchase by such Participating Employee in any offering shall be automatically reduced to that number of whole shares which his or her aggregate payroll deductions actually made within the Purchase Period are sufficient to purchase. The balance of such payroll deductions, if any, shall be refunded to the Participating Employee in cash, without interest. Notwithstanding the foregoing, such Participating Employee may make arrangements to pay to the Corporation an amount equal to the amount which was not subject to payroll deductions by reason of the temporary discontinuance thereof, and, in that event, such Participating Employee shall then be entitled to purchase the total number of shares of Common Stock for which he or she has accepted an option.


14.       Rights Not Transferable.

      A Participating Employee's rights under the Plan are exercisable, during his or her lifetime, only by such
Participating  Employee  and  may  not  be  sold,   pledged,
assigned, or transferred in any manner. Any attempt to sell, pledge, assign, or transfer such rights shall be void and unenforceable against the Corporation or any affiliate. After the death of a Participating Employee, such Participating Employee's rights may be transferred pursuant to the laws of descent and distribution.



15.       No Right to Continued Employment.

      Nothing  contained in the Plan shall confer  upon  any
employee the right to continue in the employ of the Corporation or any subsidiary or interfere with the right of the Corporation or such subsidiary to terminate such employee's employment at any time.

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16.       Adjustment Upon Changes in Capitalization.

     Notwithstanding any other provision of the Plan, in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, corporate separations or divisions (including, but not limited to, split-ups, split-offs, or spin-offs), reorganizations (including, but not limited to, mergers or consolidations), liquidations, or other similar events, the aggregate number and class of shares available under the Plan and the number and class of shares under option but not yet issued under the Plan shall be adjusted in such manner as the Committee in its discretion deems appropriate.


17.       Termination and Amendment of the Plan.

      The Board of Directors may terminate the Plan at any time or make such modification or amendment to the Plan as it shall deem advisable. Upon termination of the Plan, shares of Common Stock shall be issued to Participating Employees, and cash, if any, remaining in the accounts of the Participating Employees shall be refunded to them, as if the end of the applicable Purchase Period were the date of termination of the Plan.


18.       Governmental Regulations and Listing.

      All rights granted or to be granted to Eligible Employees under the Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for the Plan, including, without limitation, there being a current registration statement of the Corporation covering the offer of shares of Common Stock purchasable under the options on the last day of the Purchase Period applicable to such options, and if a registration statement shall not then be effective, the term of such options and the Purchase Period shall be extended until the first business day after the effective date of such registration statement, or post-effective amendment thereto. In addition, all rights are subject to the due listing of such shares of Common Stock on any securities exchange on which the Common Stock is then listed.



      Notwithstanding any other provision of the Plan, the Plan is intended to comply with all applicable provisions of
Section 423 of the Code. To the extent that any provision of the Plan or any action by the Committee under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed automatically amended to the extent necessary to effect compliance with
Section 423, provided that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Each option granted to an Eligible Employee under the Plan shall be deemed issued subject to the foregoing qualification.



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19.  Awards in Foreign Countries.

      The Committee shall have the authority and discretion to adopt such modifications, procedures, and subplans as it shall deem necessary or desirable to comply with the provisions of the laws of foreign countries in which the Corporation may operate in order to assure the viability of the benefits of the options made to individuals employed in such countries and to meet the objectives of the Plan.


20.  Governing Law.

      Except where, and to the extent, offers of options under the Plan to foreign employees are subject to foreign laws, the Plan shall be construed, regulated, and administered under the internal laws of the State of Connecticut.


21.       Shareholder Approval.

     The Plan shall not become effective unless and until it has been approved, in the manner prescribed by law, by the shareholders of the Corporation.



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